UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2018 (July 25, 2018)

AMPLIFY ENERGY CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35364	82-1326219
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1600 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 490-8900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On July 25, 2018, the Board appointed Denise DuBard to serve as Vice President and Chief Accounting Officer of Amplify Energy Corp. (the “Company”), effective August 9, 2018.

Ms. DuBard, age 61, most recently served as Controller and Chief Accounting Officer of Contango Oil & Gas Company from March 2015 to July 2018. Prior to that, she served as a consultant with Axia Partners, providing accounting and finance services to the energy industry from December 2014 until March 2015. Prior to joining Axia Partners, she served as Chief Financial Officer of PetroPoint Energy Partners, LLC from 2012 to August 2014. Ms. DuBard worked with Axia Partners as a consultant in the same capacity as mentioned above from 2009 to 2012. From 2005 to 2009, she served as Vice President, Controller and Chief Accounting Officer of Rosetta Resources Inc. Ms. DuBard graduated with honors from Texas A&M University with a Bachelor of Business Administration degree in Finance.

Ms. DuBard was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions with Ms. DuBard that would be reportable under Item 404(a) of Regulation S-K.

Employment Agreement

On July 25, 2018, the Company entered into an employment agreement with Ms. DuBard (the “Employment Agreement”), effective on July 30, 2018 (the “Effective Date”). The Employment Agreement and related arrangements provide Ms. DuBard with an initial base salary of $240,000 per year, plus additional cash compensation of $50,000 payable in January 2019 subject to her continued employment; an annual bonus opportunity (the “Annual Bonus”) (targeted at 50% of her annual base salary) (the “Target Bonus”), which is pro-rated for calendar year 2018; a grant of 25,000 restricted stock units (“RSUs”) under the Amplify Energy Corp. Management Incentive Plan (the “MIP”) to be made within 30 days of the Effective Date, the key terms of which are described below; the potential to receive additional long-term incentive compensation awards as determined in the Board’s discretion; the right to participate in the benefit plans, programs and arrangements available to the Company’s other senior executives generally, subject to the terms and conditions of such plans, programs and arrangements; and reimbursement for her business expenses incurred during the employment term.

Upon any termination of employment with the Company, Ms. DuBard will be entitled to: (i) her accrued but unpaid base salary as of the termination date, (ii) any unreimbursed business expenses incurred through the termination date, and (iii) any payments and benefits to which she may be entitled under any benefit plans, programs, or arrangements (collectively, the “Accrued Obligations”).

In the event of a termination of Ms. DuBard’s employment with the Company without “cause” (as defined below) or for “good reason” (as defined below) (each, a “Good Leaver Termination”), then in addition to the Accrued Obligations and subject to her timely execution and non-revocation of a general release of claims, Ms. DuBard will be entitled to: (i) any earned but unpaid Annual Bonus for the preceding calendar year (the “Actual Full Year Bonus”); (ii) a pro-rated Annual Bonus in respect of the calendar year of termination, with the amount determined based on actual results for such calendar year and with the pro-ration determined based on the duration of her employment with the Company during such calendar year (the “Pro-Rated Bonus”); (iii) (A) if the termination date occurs on or prior to January 30, 2020, an amount equal to two months of Ms. DuBard’s then-current monthly base salary rate, and (B) if the termination occurs after January 30, 2020, an amount equal to four months of her then-current monthly base salary rate, in each case, payable in accordance with the Company’s regularly scheduled payroll practices for a period of two months following the termination date; and (iv) up to 12 months of continued health insurance benefits under the Company group health plan (at the employee-rate), subject to her continued eligibility for COBRA coverage and terminable if she obtains other employment offering group health plan coverage.

If Ms. DuBard’s employment with the Company is terminated due to her death or “disability” (as defined in the Employment Agreement), then in addition to the Accrued Obligations, Ms. DuBard will be entitled to the Actual Full Year Bonus and the Pro-Rated Bonus.

For purposes of the Employment Agreement, the Company will have “cause” to terminate Ms. DuBard’s employment upon the occurrence of any of her: (i) conviction of a felony, or plea of guilty or nolo contendere to, any felony or any crime of moral turpitude; (ii) repeated intoxication by alcohol or drugs during the performance of her duties; (iii) embezzlement or other willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries, (iv) commission of a demonstrable act of fraud; (v) willful and material misrepresentation or concealment on any written reports submitted to the Company or its direct or indirect subsidiaries; (vi) material breach of the Employment Agreement; (vii) failure to follow or comply with the reasonable, material and lawful written directives of the Board; or (viii) conduct constituting her material breach of the Company’s then current code of conduct or similar written policy.

For purposes of the Employment Agreement, Ms. DuBard will have “good reason” to terminate her employment with the Company upon the occurrence of any of the following without her written consent: (i) a relocation of her principal work location to a location more than 40 miles from its then current location; (ii) a reduction in her then current base salary or Target Bonus, or both; (iii) a material breach of any provision of the Employment Agreement by the Company; or (iv) any material reduction in her title, authority, duties, responsibilities or reporting relationship from those in effect as of the Effective Date, except to the extent such reduction occurs in connection with her termination of employment for “cause” or due to her death or “disability”.

The Employment Agreement provides for a Code Section 280G “best-net” cutback, which would cause an automatic reduction in any payments or benefits Ms. DuBard would receive which constitute parachute payments within the meaning of Code Section 280G, in the event such reduction would result in Ms. DuBard receiving greater payments and benefits on an after-tax basis.

The Employment Agreement subjects Ms. DuBard to employment term and six-month post-employment non-competition, non-solicitation and non-interference restrictive covenants, as well as assignment of inventions, perpetual non-disparagement and employment term and post-employment confidentiality covenants.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

Grant of RSU Award

As discussed above, in connection with her hiring, Ms. DuBard will be awarded 25,000 RSUs under the MIP. Subject to Ms. DuBard’s continued employment with the Company through each applicable vesting date (except as described below), (i) 50% of the RSUs will vest in three equal installments on each of the first three anniversaries of the grant date (the “Time-Vesting Units”); and (ii) 50% of the RSUs will vest based on satisfaction of time- and performance-vesting conditions (the “Performance-Vesting Units”), with performance vesting based on the Company’s achievement of certain share price targets (the “Share Targets”) set forth in the applicable RSU award agreement (the “RSU Award Agreement”) during the three-year period following the grant date, and with any performance-vested Performance Vesting Units then subject to time-based vesting such that 50% of the Performance-Vested Units time vest on the applicable performance-vesting date, and an additional 25% of the Performance-Vested Units time vest on each of the first and second anniversaries of the applicable performance-vesting date.

In the event of a Good Leaver Termination, subject to certain conditions, (i) all Time-Vesting Units will fully vest, and all Performance-Vesting Units will fully time vest, upon such termination, and (ii) if the termination occurs after August 1, 2020 and prior to the third anniversary of the grant date, then any Performance-Vesting Units that have not performance-vested as of the termination will performance vest to the extent that the Share Targets (in each case, reduced by $0.25) are achieved as of such termination. Subject to the foregoing, any unvested RSUs will be forfeited upon Ms. DuBard’s termination of employment.

If a “change of control” (as defined in the MIP) is consummated during Ms. DuBard’s employment with the Company, (i) all Time-Vesting Units will fully vest, and all Performance-Vesting Units will fully time vest, upon the consummation of such change of control, and (ii) if the change of control occurs prior to the third anniversary of the grant date, then any Performance-Vesting Units that have not performance-vested as of the change of control will performance vest to the extent that the Share Targets are achieved in connection with such change of control.

The foregoing description of the RSU Award Agreement does not purport to be complete and is qualified in its entirety by reference to the form of RSU Award Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Resignation of Chief Accounting Officer

On July 25, 2018, Matthew J. Hoss tendered his resignation from his position as Vice President and Chief Accounting Officer of the Company, effective August 9, 2018. There were no disagreements between Mr. Hoss and the Company which led to his separation from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2018	AMPLIFY ENERGY CORP.

	By:	/s/ Martyn Willsher
Name: Martyn Willsher
Title: Senior Vice President and Chief Financial Officer